[PROXY STATEMENT]

                                                               PRELIMINARY COPY

                          NORTH EAST INSURANCE COMPANY
                           482 Payne Road, 4th Floor
                                 P.O. Box 1418
                            Scarborough, Maine 04074


                                PROXY STATEMENT
                                      FOR
                      1998 ANNUAL MEETING OF SHAREHOLDERS
                           To Be Held June 17, 1998


                                  INTRODUCTION

      This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of North East Insurance Company ("NEIC" or the "Company") for use at the 1998 Annual Meeting of Shareholders (the "Meeting"). The Meeting will be held at __________________________________,
Maine at 9:00 a.m. on Wednesday, June 17, 1998.

      When properly executed and returned, the enclosed proxy will be voted in accordance with the choices marked. If no choice is specified, the proxy will be voted as recommended by the Board of Directors. A proxy may be revoked at any time before it is voted. Shareholders may revoke their proxies by delivering written notice to the Clerk of the Company prior to the vote on a given matter, by submitting a later dated proxy at or before the Meeting, or by voting in person at the Meeting.

      The record date for determining shareholders entitled to vote at the Meeting (and any adjournment thereof) is April 28, 1998. All shareholders of record as of the close of business on that date will be entitled to cast one vote per share. This Proxy Statement and the accompanying form of proxy for the Meeting are first being mailed to shareholders on or around April 30, 1998.

      A description of matters to be voted upon begins at page __ of this Proxy Statement. Certain information concerning share ownership, management, and compensation appears below.


                           OWNERSHIP OF COMMON STOCK

     As of the record date noted above, a total of [3,046,842] shares of North East Insurance Company common stock were outstanding. The common stock is entitled to one vote per share and is the only class of NEIC stock outstanding. Set forth below, as of the record date, is information concerning the only persons known to the Company to beneficially own more than five percent of the outstanding shares.


                                 NUMBER OF SHARES        PERCENT OF
NAME AND ADDRESS                BENEFICIALLY OWNED       OUTSTANDING

Ballantrae Partners, L.L.C.         810,000 (1)             26.7%
300 East 56th Street
Suite 20-A
New York,  NY  10022

The Foothold Fund, L.P.             215,000 (2)              7.1%
408 Route 22, Unit 2
North Salem, New York 10560

W.A. Financial, Inc.                155,280 (3)              5.1%
2656 S. Loop W. #103
Houston, TX 77054

-------------------
<F1>  Information regarding the stock ownership of Ballantrae Partners, L.L.C.
      is given on the basis of its latest amended Schedule 13D report, filed on or about January 10, 1997. The members of Ballantrae are Murry N. Gunty, Deborah L. Harmon, and Jonathan S. Kern.

<F2>  Information regarding the stock ownership of The Foothold Fund, L.P. is given on the basis of its latest Schedule 13D report, filed on or about August 6, 1997. Foothold is a New York limited partnership. Its sole general partner of Foothold is The Foothold Management Corp., a New York corporation. Peter A. Russ is the President, sole director and sole shareholder of Foothold Management. Foothold's Schedule 13D report states that it was purchasing the Common Shares for investment purposes and not for the purpose of acquiring control of North East.

<F3>  Information regarding W.A. Financial's beneficial ownership is given on the basis of its Schedule 13D report dated August 4, 1995. The Company believes that W.A. Financial is an affiliate of Michael E. Watts of Texas Capital Securities, Inc. Texas Capital is a registered securities broker-dealer and is one of the primary market makers for the Company's common stock.

      The following table shows, as of the record date, the number of shares of NEIC common stock which, to the Company's knowledge, were beneficially owned by all directors and certain executive officers of the Company, and by each other nominee for election as a director. Except as otherwise indicated, each person named owned less than one percent of the outstanding common stock of the Company.


                                         NUMBER OF SHARES       PERCENT OF
NAME                                   BENEFICIALLY OWNED(1)    OUTSTANDING

Robert G. Schatz                             276,177               8.5%
Ronald A. Libby                               40,000               1.3%
Edward B. Batal                                  xxx
Terence C. Cummings                                0
Robert A. Hancock                              2,500
Wilson G. Hess                                     0
Joseph M. Hochadel                                 0
Bruce H. Suter                                   xxx
Jonathan S. Kern (2)                         810,000              27.0%
Deborah L. Harmon (2)                        810,000              27.0%
[other nominees] (3)

All directors, nominees and executive
officers as a group                          xxx,xxx              xx.x%

-------------------
<F1>  Includes shares owned by spouses or other relatives residing in the same household, and by entities owned or controlled by the person named. Also includes the following shares purchasable within the next 60 days under outstanding stock options: Mr. Schatz, 200,000; Mr. Libby, 40,000.

<F2>  Mr. Kern and Ms. Harmon are members of Ballantrae Partners, L.L.C., and thereby have shared beneficial ownership of the NEIC stock owned by Ballantrae.

<F3>  ________ are nominees for election as directors.


                             THE BOARD OF DIRECTORS

      The Company's bylaws currently provide that all directors of the Company are to be elected each year at an annual meeting of shareholders. Set forth below is description of all NEIC directors and ___ additional nominees for election to the Board of Directors.

      NAME                     AGE       POSITION

      Robert G. Schatz         52        President, Chairman of the Board,
                                         Chief Executive Officer and Director
      Edward B. Batal          57        Director
      Terence P. Cummings      43        Director
      Robert A. Hancock        45        Director
      Deborah L. Harmon        39        Director
      Wilson G. Hess           45        Director
      Joseph M. Hochadel       50        Director
      Jonathan S. Kern         36        Director
      Bruce H. Suter           77        Director

      [nominees]


Robert G. Schatz was elected as a Director in December 1987. He was elected President and Chief Executive Officer in March 1988. Mr. Schatz also serves on the Board of Trustees of Unity College, in Unity, Maine.

Edward B. Batal is President of Batal Agency, an insurance agency and real estate broker in Sanford, Maine. He has been President of the agency since 1964. Mr. Batal was elected a Director of NEIC in November 1995.

Terence P. Cummings is a Partner with Clausen Miller P.C., a law firm in New York City. He has been a practicing attorney in New York since 1982, and was affiliated with Ohrenstein & Brown from 1985 to 1997. Mr. Cummings was elected a Director of NEIC in November 1995. Mr. Cummings also serves as a Director of First United American Life Insurance Company, a subsidiary of Torchmark Corporation.

Robert A. Hancock is a Principal of Mann, Frankfort, Stein & Lipp, an accounting firm in Houston, Texas. Mr. Hancock was an auditor with Ernst & Ernst in Houston from 1975 to 1978, and was President of Hancock, Carameros & Rawls, P.C. from 1978 to 1996. Mr. Hancock was elected a Director of NEIC in November 1995.

Deborah L. Harmon was first elected as a Director in February 1997. Ms. Harmon is an Executive Vice President at the J.E. Robert Companies (JER). JER is a nationally prominent real estate firm that specializes in the investment, management, and capital recovery of troubled real estate properties and under-performing real estate loans. Ms. Harmon is one of three members of Ballantrae Partners, L.L.C., formed in 1996 to invest in NEIC stock. In January 1997, Ballantrae consummated its purchase of 810,000 shares of NEIC stock formerly held by Bernard D. Gershuny. In August 1996, Ballantrae and NEIC entered into a standstill agreement, described below at page __ below.

Wilson G. Hess has served as President of Unity College in Unity, Maine since 1990. After starting as a professor at the college in 1977, he later became Department Chairman (1985-88) and then Dean of Academic Affairs (1988-89). From 1989 to 1990 he served as Dean of Sterling College in Craftsbury, Vermont. Mr. Hess was elected a Director of NEIC in November 1995.

Joseph M. Hochadel has served as a Director since 1990, and previously had served as a Director from 1981 to 1986. Since 1981 he has been a Partner with Monaghan, Leahy, Hochadel & Libby, a Portland, Maine law firm.

Jonathan S. Kern was first elected as a Director in February 1997. Mr. Kern is Executive Vice President and Chairman of the Operating Committee at the J.E. Robert Companies (JER), described above. Mr. Kern is one of three members of Ballantrae Partners, L.L.C..

Bruce H. Suter was first elected as a Director of NEIC in 1990. Mr. Suter was a Vice President of Stone & Webster Management Consultants, a management consulting firm, from 1985 until his retirement in December 1993. Prior to joining Stone & Webster, Mr. Suter was President and Chief Executive Officer of Ebasco Risk Management Consultants, Inc. and Associated Consulting Management of Ebasco, Ltd.

[other nominees]

      Directors who are not employees of the Company receive directors' fees at the rate of $3,000 per annum, plus $250 for each Board meeting attended. Directors also receive $100 for each Committee meeting attended, except that the Committee chairman receives $150 for each such meeting. The Company is planning to change its compensation policies with regard to directors. Set forth on pages ____ below is a description of proposed amendments to the NEIC Stock Option Plan, and a description of a program under which (subject to shareholder approval of the amendment) NEIC use stock options in compensating directors.

      The Company has an Audit Committee, a Finance and Investment Committee, an Underwriting Committee, a Claims Committee, and an Executive Committee.

      The Audit Committee presently consists of Messrs. Hancock (Chair), Hess, and Hochadel. Its function is to oversee the work of the Company's chief financial officer and external accountants and to assure the existence of an effective accounting and internal control system. The Committee held ____ meetings during 1997.

      The Finance and Investment Committee presently consists of Suter (Chair), Hancock, and Batal, with Mr. Schatz serving as an ex-officio member. This Committee oversees the investment of the Company's securities portfolio and other investment-related actions of the Company. The Committee held ____ meetings during 1997.

      The Underwriting Committee presently consists of Cummings and Batal. It oversees underwriting activities of the Company and reviews and monitors relationships with agents. The Committee held no meetings during 1997.

      The Claims Committee presently consists of Messrs. Batal, Cummings, and Suter. It reviews and monitors actuarial certifications of loss and loss adjustment reserves, and monitors the handling of insureds' claims. The Committee held ____ meetings during 1997.

      The Compensation Committee presently consists of Messrs. Hess (Chair), Hancock, and Kern. The Committee is responsible for determining executive compensation (subject to review and approval by the Board) and for administering the NEIC Stock Option Plan. The Committee held ___ meetings in 1997.

      The Executive Committee presently consists of Messrs. Hochadel (Chair), Kern, Schatz, and Suter. Its primary function is to act on behalf of the Board at times when it is impractical to call a special meeting of the entire board. The powers of the Executive Committee are limited by the Bylaws of the Company. For example, the Committee has no power to amend the Articles of Incorporation or Bylaws of the Company. The Committee held ____ meetings during 1997.

      The Board also maintains various ad hoc committees, whose function it is to study specific issues and make recommendations to the full Board.

      The Board of Directors held a total of ______ meetings in 1997. Except for ____________, each of the Directors was present at 75% or more of the total number of Board and Committee meetings he was eligible to attend in each year.


                           EXECUTIVE COMPENSATION AND
                                RELATED MATTERS

      Set forth below is certain information concerning the compensation of Robert G. Schatz, the President and Chief Executive Officer of the Company, and the only other executive officer of the Company who received more than $100,000 of salary and bonus compensation for the prior fiscal year.

                           SUMMARY COMPENSATION TABLE

                               ANNUAL COMPENSATION
       NAME AND            ---------------------------      ALL OTHER
  PRINCIPAL POSITION       YEAR     SALARY      BONUS     COMPENSATION
----------------------     ----    --------    -------    ------------

Robert G. Schatz           1997    $xxx,xxx    $xx,xxx      $xx,xxx
  President and Chief      1996    $155,289    $96,216      $69,590
  Executive Officer        1995    $150,000    $30,000      $  -0-

Ronald A. Libby            1997    $ xx,xxx    $xx,xxx      $ x,xxx
  Chief Operating          1996    $101,173    $36,707      $ 7,740
  Officer                  1995    $ 90,346    $  -0-       $ 3,557

                       OPTION GRANTS IN LAST FISCAL YEAR
                               INDIVIDUAL GRANTS

                                              PERCENT OF
                                             TOTAL OPTIONS
                     NUMBER OF SECURITIES     GRANTED TO       EXERCISE
                      UNDERLYING OPTIONS     EMPLOYEES IN       OR BASE      EXPIRATION
                           GRANTED            FISCAL YEAR     PRICE($/SH)       DATE
                     --------------------    -------------    -----------    ----------

Robert G. Schatz               0                   0%               --           --
Ronald A. Libby          100,000 (1)             100%           $2.375        6/10/07

-------------------
<F1>  Mr. Libby's option is subject to vesting requirements and becomes exercisable in five equal installments of 20,000 shares each on the grant date (June 10, 1997) and the next four anniversary dates thereafter. Upon termination of employment, the unvested portion of the option will expire unless termination results from death or disability or (under certain circumstances) occurs within one year after a Change in Control (as defined).


             LONG-TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR

                                                   ESTIMATED FUTURE PAYOUTS
                                               UNDER NON-STOCK PRICE-BASED PLANS
NUMBER OF SHARES    PERFORMANCE OR OTHER    ---------------------------------------
 UNITS OR OTHER         PERIOD UNTIL        THRESHOLD   TARGET
   RIGHTS ($)       MATURATION OR PAYOUT       ($)      ($) (1)    MAXIMUM ($) (2)
----------------    --------------------    ---------   -------   -----------------

Robert G. Schatz      1/1/98-12/31/00           0       $29,284   $94,800 plus 10%
                                                                  of After-Tax
                                                                  Profit over $4.41
                                                                  million

Ronald A. Libby             N/A

-------------------
<F1>  Subject to Note 2 below, the payout equals 5% of the amount by which
      After-Tax Profit (as defined) over the three-year period exceeds approximately $3.3 million. For illustrative purposes, the "Target" payout shown here assumes that NEIC achieves the same level of After-Tax Profit in 1998-2000 that was achieved in 1995-1997 (before adjustment for the favorable impact of a $2.1 million valuation allowance adjustment recorded by the Company in 1996).

<F2>  If the Company achieves cumulative After-Tax Profit of approximately $5.2 for the three-year period, the payout increases to 10% of the excess over that higher threshold, plus $94,800 calculated on the After-Tax Profit between the lower and higher threshold. There is no stated maximum payout.

SCHATZ EMPLOYMENT AGREEMENT

      The Company is a party to a new Employment Agreement with Mr. Schatz that became effective January 1, 1998. The Agreement provides for (i) a base salary of $175,000 per annum (subject to annual adjustments based on increases in the Consumer Price Index) and (ii) a three-year profit sharing bonus calculated on After-Tax Profit, described below.

      If the Company's After-Tax Profit (as defined) of NEIC over a three-year period exceeds a threshold amount of After-Tax Profit, then Mr. Schatz will be entitled to a bonus under the Agreement. Specifically, if After-Tax Profit over the three-year period exceeds approximately $3.3 million, then the bonus will equal 5% of the excess over such target; to the extent that After-Tax Profit exceeds approximately $5.2 million, he will be entitled to a bonus of approximately $94,800 plus 10% of the excess over such higher threshold. (The lower and higher thresholds represent a 10% and 15% compounded growth rate, respectively, in shareholders equity over the three-year period.) The targeted growth rates are subject to change, to account for capital influxes into the Company or to account for dividends or distributions of capital to shareholders.

      In October 1996, the Board of Directors had awarded Mr. Schatz a stock option for 200,000 shares of Common Stock, at the then prevailing market price per share, subject to shareholder approval of a contemplated Stock Option Plan. The Stock Option Plan was approved by shareholders in June 1997.

      The Employment Agreement provides Mr. Schatz with severance compensation equal to $175,000, in the event that the Company terminates his employment "without cause" or Mr. Schatz terminates his employment "for good reason" (as such terms are defined in the Agreement) Furthermore, if Mr. Schatz complies with a non-competition covenant for one year from the date of termination of his employment, he will be entitled to additional payments totaling $175,000 plus interest at the federal long-term rate (as defined), which amount is payable in 108 monthly installments commencing one year after termination of employment. These payments were previously negotiated with Mr. Schatz in 1996, in settlement of his claims for previously unpaid bonuses.

EMPLOYMENT CONTINUITY AGREEMENTS

      In October 1996 the Board approved Employment Continuity Agreements with Mr. Libby and one other executive officer. Under these Agreements, if the executive's employment is terminated within twelve months after the occurrence of a Change in Control Event (as defined), then the Company agrees to provide the executive with special severance compensation equal to 200% of the sum of his current annual base salary plus any profit sharing award for the prior year, provided that the payment will be reduced if and to the extent necessary to keep the payment from becoming non-deductible under Section 280G of the Internal Revenue Code. This same benefit accrues if the executive terminates his employment for "good reason," which is defined to include a reduction in his responsibilities or certain other events. The Employment Continuity Agreement also provides for a stay-on bonus equal to 100% of his annual base salary if the executive remains employed for six months after the Change in Control Event, subject to the condition that he not compete with the Company for the following six months. These special severance benefits do not apply if the Company terminates the executive's employment for "good cause," including a substantial neglect of duties after written notice and an opportunity to correct.


                           OTHER MATTERS RELATING TO
                      THE COMPANY'S DIRECTORS AND OFFICERS

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Under Section 16(a) of the Securities Exchange Act of 1934, certain persons associated with the Company (directors, executive officers and beneficial owners of more than 10% of the outstanding Common Stock) are required to file with the Securities and Exchange Commission and the Company various reports disclosing their ownership of Company securities and changes in such ownership. To the Company's knowledge, all requisite reports for 1997 were filed in a timely manner except as follows: _______________________. The acquisition of these shares has since been reported.

AGREEMENT WITH BALLANTRAE

      In May 1996, Ballantrae Partners, L.L.C. entered into a contract to purchase 810,00 shares of NEIC Common Stock beneficially owned by Bernard D. Gershuny. That stock represents approximately 27% of the total outstanding stock of NEIC. The contract was subject to a number of conditions, including requirements to obtain necessary regulatory approvals from the Maine Bureau of Insurance and the New York Insurance Department. Following extensive discussions, the Company and Ballantrae in August 1996 entered into an agreement (the "Standstill Agreement") governing certain matters relating to control of NEIC. On the basis of this Agreement and other factors, Board of Directors voted to endorse Ballantrae's applications for regulatory approval. Ballantrae ultimately succeeded in obtaining regulatory approval in Maine and New York, and consummated its purchase of Mr. Gershuny's shares in January 1997. The following is a summary of selected provisions of the Standstill Agreement.

      Under the Standstill Agreement, the Company has agreed to limit the size of its Board and to allow Ballantrae to nominate three of the Directors. Presently, two Ballantrae nominees (Ms. Harmon and Mr. Kern) serve as Directors. The Agreement contemplates that at the 1997 Annual Meeting of Shareholders the Company will seek shareholder approval of a change in the Board of Directors, whereby the Directors will be divided into three classes to be elected in staggered three-year terms. The Ballantrae nominees are to be divided among those three classes. In general, Ballantrae has agreed not to initiate, participate in, or assist any proxy solicitation over election of a competing slate of Directors or over shareholder approval of other significant matters. These restrictions will not be applicable in certain cases, such as if the Company seeks to enter into a major restructuring transaction opposed by Ballantrae. These restrictions will also not prevent Ballantrae from voting its Common Stock as it sees fit. The Company has agreed not to make any changes in its Articles of Incorporation or Bylaws during the term of the Standstill Agreement (other than to implement a staggered Board of Directors, as noted above), and has also agreed not to adopt certain antitakeover defenses for specified periods following termination of the Agreement.

      Ballantrae has agreed to limit its maximum ownership percentage of NEIC stock as follows: 32.5% starting January 1, 1997; 35% starting July 1, 1997; 37.5% starting January 1, 1998; and 40% from July 1, 1998 through the termination date of the Standstill Agreement. (These limitations are subject to certain exceptions that could allow Ballantrae to purchase a certain block of stock which currently represents 5.2% of the outstanding shares.) Ballantrae must provide prior notice of its intended purchases or sales of Common Stock. Large purchases or dispositions of NEIC stock by Ballantrae may involve other substantive or procedural restrictions. The Company has agreed that, upon any future issuance of Common Stock during the term of the Standstill Agreement (other than pursuant to employee/director compensation plans), NEIC will offer Ballantrae sufficient shares to protect against dilution in Ballantrae's then existing percentage ownership. Any such sale to Ballantrae would be on terms equivalent to the sale to third parties. The Company has also agreed to grant Ballantrae certain rights to require NEIC to register future resales of Common Stock by Ballantrae. These registration rights would facilitate large dispositions of Common Stock by Ballantrae, and expire ten years after the date of the Agreement.

      The Standstill Agreement will expire on or around May 30, 1999. The Agreement may be terminated at any time by either party upon the occurrence of certain specified events, including for example a third party's commencement of a tender offer for the outstanding NEIC stock.

OTHER RELATED PARTY TRANSACTIONS

      The firm of Monaghan, Leahy, Hochadel & Libby provides legal services to the Company. Mr. Hochadel, a Director of NEIC, is a partner in that firm. Fees paid to that firm in 1996 and 1997 were approximately $______ and $170,000, respectively.

      The Company received legal services in 1996 and 1997 from two firms in which Mr. Cummings was or is now a Partner. Fees paid to such firms by the Company did not exceed $60,000 in either 1996 or 1997.

      During each of the past two years, Batal Agency has been an independent insurance agent for NEIC. Mr. Batal, a Director of NEIC, is President of that agency. Commissions paid to the agency were based on NEIC's standard rates and did not exceed $60,000 in either 1996 or 1997.


                            PROPOSED RIGHTS OFFERING

      The Company has filed a Registration Statement with the Securities and Exchange Commission, covering a proposed issuance of common stock pursuant to a rights offering (the "Rights Offering") to NEIC shareholders. The Company presently expects that the Rights Offering will commence in June or July of 1998. Details concerning the Rights Offering will be published at a later time.


                         SUMMARY OF ACTIONS TO BE TAKEN

AMENDMENT TO AUTHORIZE STAGGERED BOARD

      The Board of Directors has again approved a proposal to amend the Articles of Incorporation to divide the Board into three classes, each to be elected to staggered terms of office.

      Under this amendment, Class I Directors would be elected initially to a one-year term, expiring at the Annual Meeting of Shareholders in 1999; thereafter the Class I Directors would be elected to three-year terms. Class II Directors would be elected initially to a two-year term, expiring at the Annual Meeting of Shareholders in 2000; thereafter the Class II Directors would be elected to three-year terms. Class III Directors would be elected to three-year terms, the first expiring at the Annual Meeting of Shareholders in 2001. The Amendment also would require a two-thirds vote in order for the shareholders to further amend this provision of the Articles of Incorporation or to approve other changes to the Articles or Bylaws affecting the size of the Board or the election of Directors. A copy of the proposed Amendment appears as Exhibit A to this Proxy Statement.

      The principal purpose of a staggered board is to provide for greater continuity of membership on the board. With staggered three-year terms for board members, only about a third of the directors are elected in any given year. Thus a proxy contest in a single year will generally not be sufficient to change a majority of the directors, unless the proponents can garner sufficient votes to remove other directors from office.

      Staggered boards of directors are quite common among publicly-held companies, in which the stock ownership is subject to significant change from year to year through open-market transactions. Having a staggered board may encourage persons seeking to acquire control of a company to engage in good faith, arms-length negotiations with the board concerning their proposal, rather than waging a hostile proxy contest, and may permit the board to engage in such negotiations from a stronger position. On the other hand, having a staggered board could have the effect of deterring third parties from initiating proxy contests or from acquiring substantial blocks of a company's shares. Such proxy contests and acquisitions of substantial blocks of shares tend, at least temporarily, to increase market prices for a company's stock.

      The NEIC Board of Directors believes that promoting greater continuity of board composition is in the best interests of the Company and its shareholders. NEIC's insurance business is dependent on developing and maintaining long-term relationships with its independent agents. Over the past several years, NEIC has experienced a number of attempted changes in control, as different groups sought to acquire a large block of stock owned by Bernard D. Gershuny. The Company believes that uncertainties over future control made it more difficult for NEIC to build relationships with agents and made it more difficult for NEIC to obtain an upgrade in its Best's rating. In connection with Ballantrae's purchase of Mr. Gershuny's shares in 1997, the Company took a number of steps to reassure existing officers and employees as to continuity of management. One such step has been to recommend that the shareholders amend the Articles of Incorporation to implement a staggered board.

      Presently, the Company's Articles of Incorporation provide that all Director terms expire at each Annual Meeting of Shareholders. The proposed Amendment divides Directors into classes whose terms expire over a three-year period. As is presently the case, however, a vote of two-thirds of the outstanding shares can remove an NEIC Director prior to expiration of his or her term of office. Thus a two-thirds vote would in any event be sufficient to change the entire Board of Directors of the Company at any meeting of shareholders.

      The proposed Amendment provides that the shareholders may amend board-related provisions of the Articles of Incorporation or Bylaws only by a two-thirds vote of the outstanding shares -- the same vote required to remove Directors from office. In the absence of such a provision, a simple majority vote could be sufficient to circumvent the staggered Board provisions and allow election of a majority of Directors at a single meeting.

      Adoption of this proposed amendment is a condition to consummation of the Rights Offering.

      Approval of this proposed Amendment to the Articles of Incorporation will require the affirmative vote of a majority of the outstanding shares of Common Stock of the Company. For these purposes, abstentions and broker non-votes will have the same effect as a vote against the proposal. (A broker non-vote occurs when a broker, or other fiduciary, votes on at least one matter but lacks authority to vote on another matter.)

                 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"
           THIS PROPOSED AMENDMENT TO THE ARTICLES OF INCORPORATION.


ELECTION OF DIRECTORS

      The Company's articles of incorporation provide for a Board of Directors of not fewer than 7 nor more than 21 members, as from time to time determined by resolution of the Board of Directors or by the shareholders. Directors are elected at each Annual Meeting of Shareholders for one year terms. If the shareholders approve the above-described amendment to the Certificate of Organization, then the Directors must be divided into three classes (as close in number as is practicable) and elected to staggered terms as described above.

      A resolution will be offered at the Meeting to establish the number of Directors at _____ and to elect the following ___ persons as Directors in the classes stated:

      CLASS I (to serve until the 1999 Annual Meeting of Shareholders):

--------------------------------------.

      CLASS II (to serve until the 2000 Annual Meeting of Shareholders):

--------------------------------------.

      CLASS III (to serve until the 2001 Annual Meeting of Shareholders):

--------------------------------------.

If the above-described amendment to the Articles of Incorporation is not approved, then each Director will be elected to a one-year term, expiring at the 1999 Annual Meeting of Shareholders.

      The foregoing individuals have each consented to be named as nominees and to serve as Directors if elected. Biographical information concerning the nominees appears at pages ____ above.

      Each director position will be filled by plurality vote. Abstentions and broker non-votes will not affect the tally of votes cast in the election.

                 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"
              THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE.


RATIFICATION OF ACCOUNTANTS

      The shareholders will be asked to ratify the appointment of Coopers & Lybrand L.L.P. as the Company's independent accountants for the fiscal year ending December 31, 1998. Coopers & Lybrand has served as the Company's independent accountants since 1981. One or more representatives of Coopers & Lybrand will be present at the Meeting, will have an opportunity to make a statement to the Meeting if they desire to do so, and will be available to respond to appropriate questions.

                 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"
             RATIFICATION OF THE APPOINTMENT OF COOPERS & LYBRAND.


AMENDMENT TO INCREASE AUTHORIZED COMMON STOCK

      The Company's authorized stock presently consists of 6,000,000 shares of common stock, no par value. As of April 28, 1998, there were [3,046,842] shares of common stock outstanding and an additional 300,000 shares reserved for issuance under outstanding stock options. Moreover, the Board of Directors has authorized the Company to engage in a Rights Offering (described elsewhere in this Proxy Statement) under which the Company would issue up to 500,000 additional shares of Common Stock. An increase in the number of authorized shares will be necessary in order to consummate this transaction.

      Subject to shareholder approval, the Board has voted unanimously to double the authorized common stock, to 12,000,000 shares. The additional shares authorized under the proposed amendment would be available for any proper corporate purpose, including future business acquisitions, or equity financing programs. The Board would have authority to issue such shares from time to time without further approval of the shareholders unless such approval were otherwise required by applicable laws and regulations.

      Except for the contemplated Rights Offering and except for issuances pursuant to the NEIC Stock Option Plan, the Company presently has no specific plans to issue additional shares. The Board believes that a substantial increase in authorized shares is desirable in order to maintain the Company's flexibility to issue shares from time to time without the delays that could result if such shares had not been previously authorized by the shareholders.

      Shareholders have no preemptive rights with respect to the Company's shares. As described above, however, the Standstill Agreement with Ballantrae provides Ballantrae certain rights akin to preemptive rights on future sales of common stock to third parties. See discussion at page __ above.

      The increased flexibility represented by the additional authorized shares could, in some circumstances, have the effect of discouraging an attempt to change control of the Company. However, applicable insurance laws generally require prior approval from the state insurance agencies prior to any issuance of stock to a person who will thereby have voting control over more than 10% of the outstanding shares. These restrictions, as a practical matter, will restrict the Board's ability to issue a large block of stock to a single person or group in an effort to block a competing takeover bid. Those same laws would also restrict a competing bidder's ability to acquire more than 10% of the outstanding shares. As a result, use of the unissued stock as an antitakeover device would subject to significant restrictions, and would be unlikely to occur absent special circumstances.

      The form of resolution for adoption of the proposed amendment is as follows:

               RESOLVED: THAT THE ARTICLES OF INCORPORATION OF NORTH EAST
            INSURANCE COMPANY BE AMENDED TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK, $1.00 PAR VALUE, FROM 6,000,000 SHARES TO 12,000,000 SHARES.

                 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"
                THIS AMENDMENT TO THE ARTICLES OF INCORPORATION.


AMENDMENT OF NEIC STOCK OPTION PLAN

      At the 1997 Annual Meeting, the NEIC shareholders approved the North East Insurance Company Stock Option Plan, authorizing the grant of stock options for the purchase of up to 400,000 shares of common stock. The purpose of the Plan is to provide outside directors and key employees of the Company with additional incentives to contribute to the success of the Company and to assist the Company in attracting and retaining qualified directors and employees. Pursuant to the Plan, the Company has granted stock options covering 300,000 shares.

      Subject to shareholder approval, the Board of Directors of the Company has voted to amend the Plan to increase the number of shares available for issuance. Specifically, the Board proposes to double the size of the Plan to 800,000 shares.

      ADMINISTRATION OF THE PLAN. The Plan is administered by a Committee of two or more non-employee directors appointed by the Board of Directors. The Committee will have full authority to interpret the Plan and to establish rules and regulations governing the administration of the Plan. In its discretion, the Board may exercise any of the duties and authority of the Committee.

      AWARDS UNDER THE PLAN. The Plan provides for awards of Incentive Stock Options (ISOs), Nonqualified Stock Options (NSOs), and Stock Appreciation Rights (SARs). ISOs and NSOs represent the right to purchase NEIC common stock at a designated option price per share. (These two types of options have different tax consequences, as described below.) SARs represent the right to receive a future payment in an amount which is determined by reference to the value of a share of common stock.

      Employees of the Company may receive Incentive Stock Options, Nonqualified Stock Options, or Stock Appreciation Rights under the Plan, or a combination thereof. The Committee has discretion to determine which employees of the Company shall be granted awards under the Plan, the time or times at which awards shall be granted, and the terms, conditions, and restrictions of each award. Presently, the Company has approximately 42 employees who would be eligible to receive awards under the Plan.

      Employees may be awarded either Incentive Stock Options or Nonqualified Stock Options, in each case carrying an option price of not less than 100% of the fair market value per share on the date of grant. The term of each option shall be set forth in an option agreement. No ISO may be exercised more than ten years after the date of grant, and no ISO may be granted to any employee who, at the time of grant, owns more than 10% of the outstanding voting stock of the Company.

      Employees may also be awarded Stock Appreciation Rights entitling the holder to receive payment of an amount equal to the excess of (i) the fair market value per share of NEIC common stock on the date of exercise over (ii) the grant price of the right (which price may not less be than 100% of the fair market value of the common stock on the date of grant). The terms of such an award shall be set forth in an SAR agreement. The Committee has discretion to determine the grant price and term within which, and conditions upon which, the right may be exercised.

      The Committee may also grant Nonqualified Stock Options or Stock Appreciation Rights to non-employee Directors of the Company. Such awards are subject to the same limitations under the Plan as grants of Nonqualified Stock Options or Stock Appreciation Rights. Non-employee Directors are not eligible for Incentive Stock Options.

      Payment to the Company for exercise of an ISO or NSO may be made in cash, Company stock, or a combination thereof, or in such other manner as the Committee may approve. Payment upon exercise of a SAR is to be made in cash, stock, or a combination thereof, as specified in the SAR agreement.

      CALCULATION OF SHARE LIMITATION. In the event that a participant surrenders previously owned NEIC common stock in full or partial payment of the exercise price of an option under the Plan, only the net number of shares issued upon exercise will be counted toward the share limitation. In the event of a stock split or other pro rata change in the number of shares owned by shareholders, the limitation on shares issuable under the Plan will be adjusted proportionately.

      EFFECT OF TERMINATION OF EMPLOYMENT. Termination of an employee-participant's employment may affect the exercisability of an outstanding option or SAR. The Plan does not require employment-related limitations on exercise, but generally provides that termination of employment will accelerate the expiration date of an option unless the option agreement otherwise provides. If an employee ceases to be employed by the Company, any outstanding Incentive Stock Option will lose its favorable tax status unless exercised within a specified time thereafter (or, in the case of death or disability, one year thereafter).

      In the case of awards to non-employee directors, termination of the participant's status as a director will not affect the exercisability of the award, unless the option agreement or SAR agreement otherwise provides.

      EFFECT OF A CHANGE IN CONTROL. The Plan provides that upon a Change in Control Event (as defined), and except as the terms of the option agreement or SAR agreement otherwise provide and except for formula awards to non-employee directors, all outstanding options and rights not previously exercisable shall become immediately exercisable by the holder. These provisions are generally triggered by a merger or other reorganization in which the Company is not the surviving or continuing corporation (except for certain transactions involving the formation of a holding company for NEIC) or by substantial changes in the composition of the Board which have not been approved in advance by independent directors of the Company. In view of the limited number of shares available for issuance under the Plan, acceleration of the exercisability of awards is not expected to have a material effect on any proposed change in control.

      TAX CONSEQUENCES OF AN AWARD. For federal tax purposes, a participant generally will not realize income at the time a Nonqualified Stock Option or Stock Appreciation Right is granted. When the participant exercises the option or right, however, he or she will realize ordinary income in the amount of the difference between option or grant price and the fair market value of the stock or payment received by him or her. The Company may take a business deduction at the time the option or right is exercised, in the amount includable as ordinary income by the employee.

      Under the Internal Revenue Code, Incentive Stock Options are accorded different tax treatment. An option holder generally will not realize income at the time of grant or exercise of an Incentive Stock Option. Upon sale of the underlying shares, if the sale occurs at least two years after the option was granted and at least one year after the date the shares were transferred to the employee, the gain realized on such sale will be treated as long-term gain. The Company may not take a business deduction with respect to shares transferred under Incentive Stock Options if the sale occurs in accordance with these time requirements. However, if the employee fails to meet either of the time requirements described above, the excess of the fair market value of the shares at the time of exercise of the Incentive Stock Option over the option price will generally be treated as ordinary income in the year of sale and the Company will be entitled to a corresponding deduction.

      FURTHER AMENDMENTS; TERMINATION. The Committee or the Board of Directors may amend the Plan at any time, without shareholder approval, unless the amendment would increase the maximum number of shares for which awards may be granted under the Plan, or would modify the class of employees eligible to participate in the Plan.

      NEW PLAN BENEFITS. Subject to shareholder approval of the amendment, the Board has decided to implement a program to award NSOs to outside directors in lieu of cash compensation. NSOs would be granted at the rate of 1,000 shares per quarter, and would have an exercise price equal to 100% of the fair market value of the common stock on the last day of the quarter. Initially, awards will be made retroactively to directors, for the six quarters between October 1, 1996 and April 30, 1998, all of which will bear an exercise of $___ per share (the closing price of NEIC common stock on April 30, 1998). Thereafter, awards will be made quarterly as of the end of each new quarter, until such time as the Committee or the Board determines to change or terminate this program. Pursuant to SEC requirements, the following table illustrates the awards contemplated to be issued in 1998. There presently is no plan to grant options to employees during 1998.


                               NEW PLAN BENEFITS
                             NEIC STOCK OPTION PLAN

                                     DOLLAR VALUE ($) IF STOCK
                                    APPRECIATES FOR 10 YEARS AT
                                    ----------------------------    NO. OF
                                    0%/YR.    5%/YR.     10%/YR.    UNITS
                                    ------    -------    -------    ------

Robert G. Schatz                      0          0          0          0
Ronald A. Libby                       0          0          0          0

Executive Officer Group               0          0          0          0

Non-Executive Director Group          0       xxx,xxx    xxx,xxx    xx,xxx

Non-Executive Officer Employee
 Group                                0          0          0          0

      The affirmative vote of a majority of the outstanding shares of NEIC common stock is needed to approve the Plan. For these purposes, abstentions and broker non-votes will have the same effect as a vote against this proposal.

                 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"
                 THIS AMENDMENT OF THE NEIC STOCK OPTION PLAN.


                                 OTHER MATTERS

      All expenses of this solicitation will be borne by the Company. No person will receive any additional compensation for soliciting proxies from any shareholder. In addition to use of the mails, proxies may be solicited directly, or by telephone or other means, by Company employees. The Company will reimburse brokerage firms, custodians, nominees, and fiduciaries for the reasonable expenses of forwarding proxy materials to beneficial owners.

      At the date of this Proxy Statement, Management knows of no other matters that are to be brought before the Meeting. However, if any matters other than those set forth in the accompanying Notice should properly come before the Meeting, the persons named in the enclosed proxy will vote the proxies on such matters in their discretion.

      Shareholder Proposals for 1999 Meeting. The Company will consider for inclusion in its proxy materials for the 1999 Annual Meeting any shareholder proposal received by the Company in proper written form by December 31, 1998. Any such proposals should be addressed to the Company as follows: North East Insurance Company, 482 Payne Road, P.O. Box 1418, Scarborough, ME 04074, Attn:
Chairman of the Board of Directors.

                                       By Order of the Board of Directors



                                       SAMUEL M. KOREN, Clerk



                                                                      Exhibit A


                             PROPOSED AMENDMENT TO
                           ARTICLES OF INCORPORATION


      The Articles of Incorporation (formerly Certificate of Organization) of the Company are hereby amended such that Article Fourth shall read in its entirety as follows:

      FOURTH: The Board of Directors shall consist of not less than seven nor more than twenty-one directors, the number of Directors to be fixed from time to time by vote of the Directors or by the affirmative vote of at least two-thirds of the outstanding shares of the Company entitled to vote for the election of Directors.

      At the 1997 Annual Meeting of Shareholders, the Directors shall be divided into three classes, as nearly equal in number as possible, with the term of office of Class I to expire at the 1998 Annual Meeting of Shareholders, the term of office of Class II to expire at the 1999 Annual Meeting of Shareholders, and the term of office of Class III to expire at the 2000 Annual Meeting of Shareholders, with the Directors in each class to hold office until their respective successors are duly elected and qualified. At each Annual Meeting of Shareholders after 1997, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding Annual Meeting of Shareholders after their election.

      In addition to any vote required by law or by any other provision of these Articles of Incorporation, the affirmative vote of at least two-thirds of the outstanding shares of the Company entitled to vote for the election of Directors shall be required for any action by the shareholders to amend or repeal this Article Fourth or to adopt, amend, or repeal any other provisions of the Articles of Incorporation or Bylaws of the Company governing the size of the Board, the number of Directors in each class of Directors, the quorum or vote required to elect or remove Directors, or the procedures for nominating Directors or filling any vacancy in the Board.


                               [FORM OF PROXY]


                          NORTH EAST INSURANCE COMPANY
                                     PROXY
                     (SOLICITED BY THE BOARD OF DIRECTORS)

The undersigned appoints Robert G. Schatz and Samuel M. Koren, or either of them, proxies with full power of substitution, to represent and vote all shares of Common Stock of North East Insurance Company held by the undersigned, at the Annual Meeting of Shareholders to be held June 17, 1998, or any adjournment thereof.

      1. TO APPROVE THE PROPOSED STAGGERED BOARD AMENDMENT TO THE ARTICLES OF INCORPORATION

            [ ] FOR      [ ] AGAINST      [ ] ABSTAIN

      2. TO FIX THE NUMBER OF DIRECTORS AT ____ AND TO ELECT THE FOLLOWING NOMINEES TO THE BOARD OF DIRECTORS FOR THE TERMS STATED

            Class I (term expiring at 1999 Annual Meeting of Shareholders):

                 [nominees]

            Class II (term expiring at 2000 Annual Meeting of Shareholders):

                 [nominees]

            Class III (term expiring at 2001 Annual Meeting of Shareholders):

                 [nominees]

            (To withhold authority to vote for any individual nominee, strike a line through the nominee's name)

            NOTE: If Proposal 1 is not adopted by the shareholders, then each of the nominees named above will be elected to a one-year term.

      3. TO RATIFY THE APPOINTMENT OF COOPERS & LYBRAND AS AUDITORS FOR THE CURRENT YEAR

            [ ] FOR      [ ] AGAINST      [ ] ABSTAIN

      4. TO AMEND THE ARTICLES OF INCORPORATION TO INCREASE THE AUTHORIZED CAPITAL STOCK TO 12,000,000 SHARES

            [ ] FOR      [ ] AGAINST      [ ] ABSTAIN

      5.    TO AMEND THE NEIC STOCK OPTION PLAN

            [ ] FOR      [ ] AGAINST      [ ] ABSTAIN

      6. In their discretion, upon such other matters as may properly come before the Meeting.

This proxy, when properly executed, will be voted in the manner directed hereby by the undersigned shareholder. Where no direction is made, this proxy will be voted FOR the nominated directors and FOR Proposals 1, 3, and 4. The undersigned hereby revokes any proxy previously given and acknowledges receipt of the Notice of, and Proxy Statement for, the aforesaid Meeting.


                                       Dated: ________________________, 1998


                                       _____________________________________
                                       Signature


                                       _____________________________________
                                       Signature

NOTE: Personal representatives, custodians, trustees, partners, corporate officers, and attorneys-in-fact should add their titles as such.

PLEASE VOTE AND DATE THIS PROXY, SIGNING IT AS YOUR NAME APPEARS ON YOUR STOCK CERTIFICATES AND RETURN THE PROXY IN THE ENVELOPE PROVIDED.